EXHIBIT 99.2

Note: Readers should refer to the audio replays, when available, on our website (www.smtc.com) for clarification and accuracy.

Third Quarter 2019

Conference Call Prepared Remarks

Operator

Good afternoon, ladies and gentlemen, and welcome to the SMTC Third Quarter 2019 Earnings Call. (Operator Instructions) As a reminder, this conference call will be recorded.

I would now like to introduce your host for today's conference, Blair McInnis, Vice President of Finance. You may begin.

Blair McInnis

Thank you. Before we begin the call, I'd like to remind everybody that the presentation will include statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The company cautions that actual performance will be affected by a number of factors, many of which are beyond the company's control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company's annual report on Form 10-K, on form 10-Q, and subsequent reports on Form 8-K and other filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this call. And except as required by law, we do not intend to update this information. This conference call will also be available for audio replay in the Investor Relations section of SMTC's website at www.smtc.com.

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Information about investor conferences later this quarter in which SMTC will be participating is posted on the Investor Calendar on our website. We will be participating tomorrow in the Craig Hallum’s Alpha Select in New York. And on November 20th, we will be attending the 2019 Southwest IDEAS Investor Conference in Dallas.

I will now pass the call over to Eddie Smith, SMTC’s President and Chief Executive Officer.

Eddie Smith

Thank you, Blair. Welcome, and good afternoon ladies and gentlemen, I'm Eddie Smith, SMTC's President and Chief Executive Officer. On this call with me today is Rich Fitzgerald, our Chief Operating Officer; and Steve Waszak, SMTC's Chief Financial Officer.

It was one year ago on November 9th that we closed on the transformational acquisition of MC Assembly. Over the past year the team has successfully completed our integration, expanded SMTC’s capabilities to new end-markets, implemented a number of efficiency initiatives, increased our customer base, and importantly gained important scale in an industry where scale matters. We also successfully navigated through some challenging macro-economic challenges facing the EMS industry. As a result, during the first nine months of 2019 our revenues increased to $282.3 million, up 14.5% over the nine months in 2018 on a pro-forma basis which assumes MC Assembly had been part of SMTC in 2018. Even more impressive was our improvement to our Adjusted EBITDA, which grew 53.9% to $17.8 million over the first three quarters of 2019 when compared to the first three quarters of 2018 on a pro-forma basis.

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I will now turn the call over to Steve who will review the third quarter numbers and provide our full year 2019 and initial 2020 guidance. After Steve’s review and comments, I will come back and share some further thoughts before we open the call to questions.

Steven M. Waszak

Thank you, Eddie. Good afternoon , everyone, and thank you to those who have been in service to our country.

As we did on last quarter’s conference call, I will be referencing numbers for 2019, which includes combined SMTC and MC Assembly results; 2018 year-over-year which include “as previously reported GAAP” numbers by SMTC which as a reminder include MC Assembly from acquisition date of November 9th and, finally, when you hear “pro-forma” this will include SMTC and MC Assembly assuming MC was part of SMTC in the entire third quarter of 2018.

Moving onto our results. Our revenue in the third quarter was $88.7 million, up 65.2%, compared to $53.7 million as previously reported in the third quarter of 2018. On a pro-forma basis, assuming MC Assembly had been part of SMTC in the third quarter of 2018, revenue decreased 5.4% in Q3 2019 compared to the third quarter of 2018.

Our GAAP gross profit for the third quarter of 2019 was $8.9 million or 10.0% of revenues, compared to $5.2 million or 9.8% of revenues as previously reported in the third quarter a year ago.

Our Q3 2019 adjusted gross profit was $10.8 million or 12.1% of revenue and excludes non-cash $1.8 million of amortization of intangibles recorded in connection with our acquisition of MC Assembly last year. In comparison, Q3 2018 adjusted gross profit was $5.1 million or 9.6% of revenue. The year-over-year increase in the gross margin and adjusted gross margin percentages was primarily due to synergies implemented and efficiencies gained with acquisition of MC Assembly and the $35 million increase in revenue. During the third quarter of 2019, we had one 10%-plus customer.

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Selling, General and Administrative expenses for third quarter of 2019 was $6.5 million, up from $3.7 million in the quarter a year ago. As a percent of revenues, SG&A expenses were 7.4% in Q3 2019, compared to 6.9% in the third quarter a year ago.

We reported a $5.7 million net loss in the third quarter of 2019. That said, it included $6.5 million of restructuring charges with $5.5 million of those charges related to our closure of the Dongguan China manufacturing operations. The charges associated with this closure included $3.5 million of non-cash accelerated asset write-downs and $2.0 million of cash-based expenses and other exit costs that resulted in an adjusted net income in Q3 was a positive $2.1 million, which excludes amortization of intangible assets associated with the MC Assembly acquisition, Restructuring charges, stock-based compensation and the fair value of adjustment of warrant liability. In comparison, the company reported net income of $864 thousand in the same period a year ago.

Adjusted EBITDA increased to $6.3 million or 7.1% of Revenues in Q3 2019 from $5.5 million or 5.9% of Revenues on a pro-forma basis for the third quarter a year ago. The improvement in Adjusted EBITDA was due to gains from operational efficiencies and synergies achieved and increased scale from the completed integration of MC Assembly following the November 2018 acquisition.

Now I'd like to comment on the balance sheet and couple of other key financial metrics that we reported for the third quarter. At the end of the Q3 2019, our cash-to-cash cycle was at --78 days, with DSO improving to approximately 60 days and DPO steady at 69 days. Inventory turns were 4.2 turns for the third quarter of 2019.

In Q3, we amended our asset-based revolver facility and credit agreements to reduce the Term A outstanding balance to approximately $40 million from $50 million, expanded our borrowing capacity from $45 million to $65 million under the ABL and with improved covenants that better supports our future growth plans. We also used $12 million of the $14.6 million in gross proceeds generated from the Rights Offering, which we successfully closed in the final week of the second quarter of 2019, to accelerate the pay down of our Term B debt.

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Net Debt at the end of the third quarter was $84.4 million, and included debt incurred in November 2018 associated with financing of the MC Assembly acquisition of approximately $45 million and $14.7 million of finance and operating lease obligations, of which $4.3 million included in the $14.7 million represents operating lease right-to-use liabilities associated with the adoption on January 1ST of the new lease accounting standard (ASC 842 – Leases). In comparison, net debt at the end of 2018 was $92.3 million. Accordingly, net debt, excluding our finance and operating lease obligations, was $69.7 million as of September 30, 2019, as compared to $80.8 million at the end of 2018.

Before turning the call back to Eddie, let me quickly add some additional comments on our previously announced decision to close our Chinese manufacturing operations. A finally I want to reiterate our full year 2019 and initial 2020 guidance which we provided back on September 19th.

Revenues attributable to production from our manufacturing operations in China accounted for 5.3% of our revenue in the first nine months of 2019. Given that a number of customers had indicated their desire to move their production out of China, if we did not close our China manufacturing operations our forecasts indicated we would experience further revenue contraction than we have seen thus far and would have resulted in negative operating margins from the Dongguan, China operations in 2020.

Our planned closure of our Chinese manufacturing operations remains on track. We expect to transfer a selection of production equipment in the Chinese facility to our other North American plants, such that the Company’s manufacturing capacity should not be impacted in 2020 once the transfer of the equipment is completed.

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With that said, let me return this back to here’s Eddie for some additional comments on our business.

Eddie Smith

Thank you, Steve.

As I mentioned at the outset of today’s call, we have taken steps to improve our financial and operational performance as we have navigated through the changing 2019 macro environment. We remain focused on achieving leadership positions in our each of our key metrics.

I’ll now add some color on the progress made in the third quarter and articulate the reasons for enthusiasm behind our expectations as we continue to transform SMTC into an even stronger company.

First, we continue, we believe, to gain market share during the current EMS market slowdown. In Q3 we won new business with three new customers and added two new programs with existing customers. None of these new wins resulted in Q3 revenue; one of these awards is expected to begin in Q4 with the remainder expected to begin in 2020. In Q4 we already have had half a dozen additional programs awarded to us as well as increases in existing programs that will, together with our wins in Q3, generate revenues in excess of $22 million, and have a positive impact our 2020 business.

During the third quarter we saw a 20% quarter-over-quarter revenue growth in our Telecom, Networking and Communications sector led by customers with demand in their products associated with 5G implementations. We also experienced a 10% sequential revenue growth with our Industrial, Power and Clean Technology customers and an 8% increase from our Aerospace and Defense customers.

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Looking at our business on a year-over-year basis, our Test and Measurement revenue was up $17.0 million or 162%, followed by revenue growth in our Industrial, Power and Clean Technology business which increased by $13.2 million or 186%, our Aerospace and Defense business revenue at $5.2 million vs. zero revenue a year ago, and we saw an increase of $3.0 or 40% from our Medical customers. Our Semiconductor business is beginning to stabilize, and we expect to resume growth during 2020. We have posted a slide deck on our Investor Relations website with a more comprehensive breakdown of our revenues by customer sectors.

Second, to better serve our customers, we opened our New Product Introduction (NPI) and Manufacturing Design (DFx) Center of Excellence in Billerica, Massachusetts in Q3 on schedule. I am pleased to report that we have already had over 30 new product introductions run through this process. This new capability provides customers with world-class “Quick-turn” manufacturing that can accelerate the launch of products with the flexibility to scale into a low-cost geography that is available from our other sites.

Third, to reduce costs and improve production efficiencies we eliminated the weekend shift this quarter at our Fresnillo factory in Zacatecas, Mexico. We were able to do this because in Q2 we upgraded our Fresnillo facility by adding a “copy exact” full SMT standalone automated line designed for high-volume, low-mix enterprise customer needs and other equipment that increases our capacity by approximately 25%. To meet future output capacity at our North American sites, we are also proceeding on schedule to transfer the production lines from the Dongguan facility to our plants in Fresnillo and Fremont, California, thus reducing the Cap-Ex we would have otherwise incurred to increase capacity at those sites. In fact, we are already in the process of moving $7 million of anticipated customer sales for 2020 to our Mexican sites from Dongguan facility in China.

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Fourth, our team continues to earn important new certifications. At our plant in Chihuahua, Mexico, which recently celebrated its 20th anniversary with dignitaries including the Mexican state’s Governor and the city’s Mayor in attendance, achieved ISO13485 status, while our Fremont plant was recertified with its AS9100 Rev D, and our Billerica, Massachusetts earned its 13485 certification.

As we look ahead, we expect another year of growth in 2020 as our funnel of new business continues to grow. With new orders already secured, the integration of MC Assembly acquisition completed and our plans to implement further operational efficiencies, the elements are now in place to make 2020 a more profitable year.

Let me conclude by re-iterating what I reported last quarter, that is, that we remain committed to further deleveraging our balance sheet, achieving industry-leading performance metrics, growing our business to become the premier Tier 3 EMS market segment leader, making our company an even stronger company that delights our customers with superior service, taking care of our employees, and rewarding our stockholders with enhanced shareholder value.

With that, Steve, Rich Fitzgerald and myself will take questions from those on the call today.

Q&A

Eddie Smith

Thank you, operator. First of all, I'd like to wish all the veterans -- to thank them for their service and to everybody else, Happy Veterans Day.

In closing, I want to once again thank our employees, leadership team, business partners, distributors and our stockholders for their continued support and look forward to reporting our progress to our various stakeholders over the next several quarters. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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